Exhibit 99.1

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Third Quarter 2005 Results
Earnings Top Company’s Outlook for the Quarter

FULLERTON, California, November 2, 2005 - Beckman Coulter, Inc. (NYSE:BEC) announced today third quarter ended September 30, 2005 results, including record placements of key products, with comparable diluted earnings per share well above the $0.48 to $0.61 outlook the company provided on August 9, 2005.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Chg	2005	2004	% Chg
Sales ($ in millions)	$593.4	$581.2	2.1%	$1,788.3	$1,715.3	4.3%
Diluted Earnings Per Share	$0.56	$0.87	(35.6%)	$2.05	$2.30	(10.9%)
Special Charges	$0.18	—	—	$0.24	—	—
Comparable Diluted Earnings Per Share	$0.74	$0.87	(14.9%)	$2.29	$2.30	(0.4%)

Attached to this release are “Non-GAAP Disclosures”, where the impacts of certain items on reported results are discussed.

Third Quarter 2005 Discussion

Beckman Coulter’s worldwide sales increased 2.1% over prior year.  On July 22, 2005, the company announced a change in its customer leasing policy to favor operating-type leases over sales-type leases for Beckman Coulter instrument placements.  This shift moves the recognition of instrument revenues and earnings from a single transaction to monthly installments made over the life of the lease agreement, which is typically five years.  When normalizing 2004 and 2005 quarterly sales for lease-type mix, third quarter sales would have increased about 5%.  As part of a reorganization also announced July 22, the company is now reporting revenues in four product areas: Chemistry, Cellular, Immunoassay and Discovery & Automation Systems.  Product area detail is shown on the attached “Product Area Sales” schedule.

- more -

On a geographic basis, sales in the United States were even with the prior year, impacted by the leasing policy change.  On a constant currency basis, International sales increased 3.8% with growth in France and markets served by third-party distributors more than offsetting continued softness in Germany and Japan.  Currency in the quarter added $1.7 million to reported sales results.

Gross profit margin was 46.5% of sales, down 160 basis points from prior year, due to continued investment in field service infrastructure and new product support, both consequences of record placements of key products, and increased freight costs.

In the third quarter, the company incurred $19.2 million of special charges: $4.9 million related to Hurricane Katrina, principally for impaired receivables and leased equipment; $13.4 million for the non-cash write-off of intangible assets of a discontinued robotic automation product and the discontinuance of the Bovine Spongiform Encephalopathy (Mad Cow Disease) testing initiative; and $0.9 million for the first portion of the restructuring charge for personnel related costs.

According to Scott Garrett, president and chief executive officer, “In July, we announced a reorganization to better align the company for future growth, which included combining the two operating divisions into a “one-company” structure, focusing on a smaller number of our strongest opportunities and taking a restructuring charge of up to $60 million.  With regard to the reorganization and restructuring program, our intent is to close at least three facilities, sell two parcels of real estate, harvest or discontinue a number of small or mature product lines or projects, reduce 350 positions, significantly streamline our physical distribution and leverage additional scale in our commercial operations.

“Thus far, staffing initiatives costing at least $30 million have been identified.  If fully implemented, these initial stage restructuring initiatives are expected to provide $15 million of annual savings in 2006, growing to $20 million of annual savings in 2007 and beyond.  A benefit of up to $2 million may be realized in the fourth quarter of 2005.  More details about these and other later stage restructuring initiatives, timing, related costs and benefits will be announced with the fourth quarter 2005 earnings release,” said Garrett.

Before the special charges, operating income was $70.1 million, or 11.8% of sales.  After the special charges, operating income was $50.9 million, or 8.6% of sales.  Non-operating expense was $7.3 million, a decrease of $5.6 million from prior year quarter, primarily due to lower currency-related expenses.  The effective tax rate for the quarter was 17% as a result of a shift in geographic mix of income due to the leasing policy change, additional tax benefits related to the repatriation of foreign earnings in 2004, and the final resolution of the company’s 1998-2002 tax audit.  Reported diluted earnings per share were $0.56.  Without the special charge, the effective tax rate would have been 23.4%, resulting in comparable diluted earnings per share of $0.74. (See “Non-GAAP Disclosures”).

Continued Garrett, “Sales results were well above our outlook due to a number of factors. Clinical lab automation had an excellent quarter and, due to the large number of U.S. diagnostic system orders already in queue under sale-type leases, there was about $15 million more in hardware revenue than forecasted.  Without the lease mix benefit, we hit the mid-point of our revenue outlook.  While some of the U.S. diagnostic instruments placed in the third quarter were under sales-type leases, almost all new lease prospects in the pipeline are forecast to be operating-type leases. Our overall business is on track, with comparable sales up 5% and unit placements of our chemistry, clinical lab automation, flow cytometry and centrifugation systems particularly robust.  Consumables sales were up 5.6% for the quarter and nearly 10% year-to-date. Consumables were affected in the quarter by weakness in dedicated proteins, stockouts and order interruption from customers affected by hurricanes.

“Comparable diluted earnings per share of $0.74 finished well ahead of our outlook range of $0.48 to $0.61. Key factors were the additional hardware revenue under sales-type leases more than offsetting the lower than expected consumables revenue, lower than expected operating and non-operating expense, and a slightly lower share count.

“After investing $67 million in capital expenditures, free cash flow in the quarter was $64 million, boosted by monetization of $30 million of sales-type lease receivables.  The company doubled the investment in capital expenditures for operating-type leases to more than $40 million.  Year to date, free cash flow is $122 million.”

The following business developments and product announcements were significant in the third quarter:

Business Developments:

•                  Signed supply agreement with Princeton BioMeditech Corporation for point-of-care rapid diagnostic tests.

•                  Established core laboratory with Immune Tolerance Network for cell-based assay standardization in clinical trials.

Product Announcements:

•                  Launched new Genfind™ DNA isolation kit through the company’s Agencourt subsidiary.

•                  Launched Integrated Cytometry Solution to streamline patient sample preparation, analysis and reporting.

•                  Introduced Hemoccult® ICT for colorectal cancer screening that requires no drug or dietary restrictions for fecal occult blood testing.

Full Year and Fourth Quarter 2005 Outlook

Garrett added, “Our new UniCel® DxC chemistry and DxI immunoassay platforms continue to gain share, driving aftermarket revenue growth.  In fact, since their introduction earlier this year, more than one-third of all UniCel® DxC system placements displaced competitive systems.  Due to the early success of the UniCel DxC 600 and 800 systems, year-to-date autochemistry unit placements are up 23% over prior year.  Likewise, more than half of the UniCel® DxI immunoassay units displaced competitors as the primary analyzer. We expect the increase in the installed base of UniCel DxI systems to be at least as great as in 2004.  Flow cytometry, clinical lab automation and centrifugation should contribute to a strong finish for the year as well.”

Continued Garrett, “As a result of our growing confidence in forecasting lease mix, we are raising the bottom-end of our 2005 revenue and earnings outlook ranges.  Total company sales for 2005 should range from $2,445 to $2,460 million, including a full year estimated benefit from foreign currency of about $25 million.  Operating income margin should be around 12%, non-operating expense should be approximately $45 million, and the tax rate is projected at about 21%.  We are raising our free cash flow outlook for 2005 from $90 million to $105 to $115 million.  Full year earnings before interest, tax, depreciation and amortization (EBITDA) should be approximately $435 million.  Comparable diluted earnings per share should be $2.95 to $3.05, which includes the Agencourt and Diagnostic Systems Laboratories (DSL) acquisitions, but excludes restructuring and special charges.

 “Since the fourth quarter is traditionally our biggest hardware revenue quarter, it will be heavily impacted by the leasing policy change. Thus, we expect sales to range from $657 to $672 million, including a slightly negative currency effect.  Operating income margin should be around 10%, non-operating expense should be about $12 million, and the tax rate should be around 18%.  Comparable diluted earnings per share should be $0.66 to $0.76, which includes the acquisitions but excludes restructuring and special charges.”

Preliminary 2006 Outlook

Commented Garrett, “Our original range for the impact of the leasing policy change on sales through 2006 was $200 to $220 million. We now expect the change to reduce revenues by $190 to $200 million over the implementation period, which will be split about evenly between 2005 and 2006.  Total 2006 sales should range from $2,525 to $2,600 million, which includes the acquisitions and assumes about $25 million negative impact from currency.  Continued success of the UniCel® DxC autochemistry systems, along with the launches of the new UniCel® DxC 600i workcell and the AutoMate 800 sample preparation workstation, reinforces our position as the industry leader in new product launches.

“Beckman Coulter’s robust new product flow is expanding our substantial installed base, which necessitates continued investment in field support, distribution and customer training. The effect of this infrastructure investment is included in our 2006 outlook.”

Garrett said, “Operating income margin should improve over 2005 to about 12.5%, primarily due to operational efficiencies arising from the company’s reorganization.  Non-operating expenses should be $52 to $57 million due to higher interest expense.  Our pre-restructure tax rate should rise to 26.5% given our expectations for the geographic mix of income and the lack of one-time benefits.  Comparable diluted earnings per share, based on a share count of 65.5 million, should be in the range of $2.90 to $3.10, as reflected in the reconciliation below.”

2005 Diluted EPS Range		$2.95 to $3.05

Plus:
Pretax operations	0.50 to 0.60
Restructuring benefits	0.17
		0.77

Less impact of:
Leasing policy change	(0.33)
Currency	(0.11)
DSL Acquisition	(0.06)
Increase in tax rate	(0.22)
		(0.72)

2006 Diluted EPS Range		$2.90 to $3.10

The impacts of the leasing policy change, currency and acquisitions will affect the first half of 2006 more than the second half.

This outlook does not include expensing of stock options.  Before any monetization of sales-type lease receivables, asset sales, restructuring costs, and any potential pension plan contributions, free cash flow for 2006 should be around $40 to $50 million.  EBITDA is expected to be in the range of $460 to $480 million.

Concluded Garrett, “Our core business is healthy based on record placements of key products leading to profitable consumables revenue for years to come.”

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday, November 2, 2005 at 8:30 am ET to discuss the third quarter ended September 30, 2005 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”.  The webcast will be archived on both websites for future on-demand replay through Friday, November 18, 2005.

This press release contains the company’s unaudited third quarter 2005 results.  These may change as a result of the completion of management’s review activities and as a result of our 2005 full year external audit.

This press release contains forward-looking statements regarding the company’s expectations for the relative ratio of sales-type and operating-type leases, the positions to be reduced, costs, and savings resulting from its reorganization, placements of the UniCel® DxC, and the launch of the UniCel® DxC 600i and Automate 800 Systems. It also contains forward-looking statements regarding the company’s outlook for 2005 and 2006, including expectations about sales, operating income margin, non-operating expenses, tax rate, and diluted earnings per share. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the actual timing of reorganization activities, transition to operating type leases, and product launches. Factors that could affect these expectations also include the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the availability of government funding for biomedical research, bioterrorism, forensics and food safety applications.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors as outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Sales	$593.4	$581.2	$1,788.3	$1,715.3

Cost of sales	317.6	301.7	956.3	896.3

Gross profit	275.8	279.5	832.0	819.0

Operating costs and expenses:
Selling, general and administrative	159.0	148.1	468.2	432.9
Research and development	51.6	51.5	149.7	146.2
Asset impairments	13.4	—	13.4	—
Restructuring charges	0.9	(0.3)	0.9	(0.7)
Total operating costs and expenses	224.9	199.3	632.2	578.4

Operating income	50.9	80.2	199.8	240.6

Non-operating (income) expense:
Interest income	(5.0)	(3.4)	(13.4)	(9.3)
Interest expense	12.4	9.1	33.7	25.7
Other, net	(0.1)	7.2	13.7	26.5
Total non-operating expense	7.3	12.9	34.0	42.9

Earnings before income taxes	43.6	67.3	165.8	197.7
Income taxes	7.4	10.1	33.0	46.6

Net income	$36.2	$57.2	$132.8	$151.1

Basic earnings per share	$0.58	$0.93	$2.13	$2.45
Weighted average number of basic shares outstanding (in thousands)	62,361	61,392	62,216	61,711

Diluted earnings per share	$0.56	$0.87	$2.05	$2.30

Weighted average number of dilutive shares outstanding (in thousands)	64,610	65,413	64,905	65,790

Dividends declared per share	$0.140	$0.130	$0.420	$0.350

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	September 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$59.3	$67.9
Trade and other receivables, net	553.2	653.5
Inventories	507.3	463.2
Other current assets	96.4	95.0
Total current assets	1,216.2	1,279.6

Property, plant and equipment, net	488.8	443.8
Goodwill	460.2	392.1
Other intangibles, net	333.2	321.1
Other assets	340.3	358.4
Total assets	$2,838.7	$2,795.0

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$24.0	$47.7
Accounts payable, accrued expenses and other liabilities	470.2	502.7
Income taxes payable	47.9	62.9
Total current liabilities	542.1	613.3

Long-term debt, net	648.7	611.7
Deferred income taxes	177.1	175.6
Other liabilities	291.8	300.1
Total liabilities	1,659.7	1,700.7

Commitments and contingencies:

Stockholders’ equity:
Common stock	6.7	6.7
Additional paid-in-capital	437.2	414.7
Retained earnings	924.0	820.8
Accumulated other comprehensive income	44.4	68.4
Treasury stock at cost	(231.7)	(214.4)
Unearned compensation	(1.6)	(1.9)
Common stock held in grantor trust	(15.4)	(15.4)
Grantor trust liability	15.4	15.4
Total stockholders’ equity	1,179.0	1,094.3
Total liabilities and stockholders’ equity	$2,838.7	$2,795.0

BECKMAN COULTER, INC

PRODUCT AREA SALES

(Amounts in millions)

	Three Months Ended September 30, 2005			Nine Months Ended September 30, 2005
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Chemistry Systems	$172.9	(0.4)	(0.7)	$516.4	0.8	(0.7)
Cellular Systems	193.0	1.7	1.2	596.1	5.3	4.0
Immunoassay Systems	97.4	0.6	0.3	301.6	12.9	11.3
Discovery & Automation Systems	130.1	7.5	7.5	374.2	1.1	(0.5)

Total Beckman Coulter	$593.4	2.1	1.8	$1,788.3	4.3	2.8

United States	$323.0	0.2	0.2	$936.5	(2.0)	(2.0)
International	270.4	4.5	3.8	851.8	12.1	8.7

Total Beckman Coulter	$593.4	2.1	1.8	$1,788.3	4.3	2.8

Chemistry Systems include:

•                  Autochemistry

•                  Protein and rapid test products (formerly part of Immunodiagnostics).

Cellular Systems include:

•                  Hematology

•                  Coagulation (formerly part of Routine Chemistry)

•                  Flow cytometry and related products (formerly part of Specialty Testing)

Immunoassay Systems include:

•                  All immunoassay products

Discovery and Automation Systems include

•                  All robotic automation and genetic analysis products

•                  All centrifuge and analytical systems

•                  Industrial particle characterization (formerly part of Specialty Testing)

•                  Clinical diagnostic automation (formerly part of Routine Chemistry)

BECKMAN COULTER, INC

WORLDWIDE INSTRUMENT SALES MIX

(Amounts in millions)

	Q1	Q2	Q3	Q4	Total

2004

Cash/STL	$158.4	$195.3	$172.9	$271.2	$797.8
OTL	15.2	15.4	16.2	16.9	63.7
Instrument Revenue	$173.6	$210.7	$189.1	$288.1	$861.5

2005

Cash/STL	$149.7	$179.4	$164.9
OTL	17.3	18.2	19.0
Instrument Revenue	$167.0	$197.6	$183.9

Mix Summary

2004 OTL sales mix %	8.8%	7.3%	8.6%	5.9%	7.4%
2005 OTL sales mix %	10.4%	9.2%	10.3%

2004 Instrument sales mix %	32.3%	35.3%	32.5%	41.6%
2004 Aftermarket sales mix %	67.7%	64.7%	67.5%	58.4%

2005 Instrument sales mix %	29.0%	31.9%	31.0%
2005 Aftermarket sales mix %	71.0%	68.1%	69.0%

STL = Sales Type Lease

OTL = Operating Cash Lease

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the Company’s results. These non-GAAP disclosures and the basis for excluding them are as follows:

Currency Impacts on Reported Revenues — We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period. Fluctuations in exchange rates impact the comparative results and growth rates of the Company’s underlying business. The impact of foreign currency exchange rate fluctuations have been excluded from certain presentations and discussion of Sales by Product Area. Management believes that excluding this impact helps explain changes in the fundamental business operations.

Impairment Charges — In September 2005, the company incurred a non-cash charge of $13.4 million ($8.3 million after taxes) for the impairment of certain intangible assets as it was determined that it no longer had significant sales or cash flow expectations for the related products.  Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Restructuring Related Charges — In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostic Division into a single company structure.  As a result of these activities we expect to eliminate approximately 350 positions worldwide and exit certain non-strategic products.  In September 2005, a $0.9 million charge ($0.6 million after taxes), related to personnel related costs was recorded as part of these plans.  In the fourth quarter of 2005, we expect to record significant additional charges as we finalize and implement this plan.  Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Hurricane Katrina – In September 2005, a $4.9 million charge ($3.0 million after taxes) was recorded as a result of Hurricane Katrina which hit the Gulf Coast region on August 29, 2005.  The charge was recorded primarily to reserve for impaired receivables and to write off damaged leased equipment.  Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Officer Retirement Charges — In June 2005, a $5.3 million charge ($3.2 million after taxes) related to the retirement of the Company’s former Chief Executive Officer, John P. Wareham, was recorded. The charge was comprised of approximately $4.0 million related to the cash settlement of his earned supplemental pension and approximately $1.3 million related to the modification and acceleration of a previously granted restricted stock award. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Business Development Charge — In the second quarter of 2005, a $1.7 million charge ($1.0 million after taxes) was recorded related to a potential business development transaction that the Company decided not to pursue. The charge consisted primarily of legal and consulting fees that would have been recorded as part of the consideration in the event that the transaction was actually completed. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Net Income and Diluted EPS were impacted by the above item as follows:

	Three Months Ended September 30, 2005		Nine Months Ended September 30, 2005
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(in millions)		(in millions)
GAAP	$36.2	$0.56	$132.8	$2.05
Impairment charges	8.3		8.3
Restructuring related charges	0.6		0.6
Hurricane Katrina	3.0		3.0
Officer retirement charges	—		3.2
Business development charge	—		1.0
Non-GAAP	$48.1	$0.74	$148.9	$2.29

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